Exhibit 99.1

THERAVANCE REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS

RESTRUCTURES WORKFORCE TO FOCUS ON KEY PROGRAMS

SOUTH SAN FRANCISCO, CA/April 21, 2008 – Theravance, Inc. (NASDAQ: THRX) today reported financial results for the quarter ended March 31, 2008.  Net loss for the first quarter of 2008 was $29.8 million compared with $49.5 million for the same period of 2007, a decrease of $19.7 million.  Net loss per share was $0.49 for the first quarter of 2008 compared with a net loss per share of $0.82 for the first quarter of 2007. The company also announced that it will restructure its workforce, reducing its current positions by approximately 40%, in response to the completion of its Phase 3 development activities with telavancin and to reduce its overall cash burn rate.

“Our Horizon program with GSK made substantial progress during the first quarter of 2008 with the initiation of the large Phase 2b study in COPD, and enrollment in four large Phase 2b asthma studies is ongoing,” said Rick E Winningham, Chief Executive Officer.  “Now that our Phase 3 development activities with telavancin are complete, we are focused on submitting the hospital-acquired pneumonia New Drug Application later this year and on continuing to work with the FDA to complete its review of the complicated skin and skin structure infections application.  We have also prioritized development resources on the lead asset in our GI motility dysfunction program, TD-5108.  During the second quarter, we will be making certain workforce changes to focus support on these key activities and our discovery programs and to reduce our cash burn rate in 2008 and beyond.”

Program Highlights

Respiratory Programs

Horizon

In February our collaboration with GlaxoSmithKline plc (GSK) initiated a large Phase 2b chronic obstructive pulmonary disease (COPD) dose-ranging study with the lead long-acting beta agonist (LABA) GW642444 (‘444) in the Horizon program to develop a next-generation combination product.  This is in addition to the four large Phase 2b asthma dose-ranging studies; one with ‘444 and three with the lead inhaled corticosteroid (ICS) GW685698 (‘698), which commenced in December 2007.  We expect top-line data from the asthma programs in late 2008 and from the COPD program in the first half of 2009.

Inhaled Bifunctional Muscarinic Antagonist-Beta2 Agonist (MABA) Program

Our lead compound in the MABA program for the treatment of COPD, GSK961081, continues in a Phase 2 study, with data expected in the second half of 2008.

Inhaled Long-Acting Muscarinic Antagonist (LAMA) Program

Our lead compound in the LAMA program for COPD, GSK1160724, continues in a Phase 1 study, with data expected mid-2008.

Bacterial Infections Programs

Telavancin

Based on the results from our telavancin Phase 3 program in hospital-acquired pneumonia caused by Gram-positive bacteria including resistant pathogens such as methicillin-resistant

Staphylococcus aureus (MRSA) announced in December 2007, we plan to submit a new drug application (NDA) to the Food and Drug Administration (FDA) late in the second half of 2008.

On February 23, 2008, the FDA informed us that the Anti-Infective Drugs Advisory Committee (AIDAC) meeting scheduled on February 27th to review the NDA for telavancin for the treatment of complicated skin and skin structure infections (cSSSI) was cancelled. On March 3, 2008, we announced that we had been informed that the FDA had cancelled the AIDAC meeting in order to allow time for the FDA to further evaluate study site monitoring and study conduct to ensure data integrity in the ATLAS Phase 3 program for the treatment of cSSSI. The FDA indicated that, due to study monitoring issues at a single study site managed by the primary contract research organization for the ATLAS program, the agency intends to evaluate additional sites, and that additional questions could arise after further evaluation.

In March we announced that the FDA accepted for review our complete response to the October 2007 NDA approvable letter for telavancin for the treatment of cSSSI.  The FDA assigned a Prescription Drug User Fee Act (PDUFA) target date of July 21, 2008, but indicated that it does not expect to take final action on the telavancin NDA prior to completing its further evaluation of study site monitoring and study conduct in the ATLAS Phase 3 program, nor prior to resolution of the manufacturing issues not specifically related to telavancin cited in the approvable letter.

Telavancin is also under review for its safety and efficacy by regulatory authorities in Europe for the treatment of complicated skin and soft tissue infections and in Canada for the treatment of cSSSI.

TD-1792

We continue to evaluate the potential of this compound, including the associated regulatory strategy, in more serious infections such as bacteremia but currently anticipate deferring further clinical activities until 2009.

Gastrointestinal (GI) Motility Dysfunction Program

We currently intend to initiate additional Phase 3-enabling studies of our lead compound TD-5108, including another thorough QTc study, later in 2008.  We continue to evaluate the potential of this compound in chronic constipation, constipation-predominant irritable bowel syndrome and other indications.

Financial Results

Revenue

Revenue was $5.6 million for the first quarter of 2008 compared with $5.4 million for the same period of 2007.  This increase was due to higher amortization of milestone payments received from Astellas Pharma Inc. (Astellas).  All payments received to date under our agreements are being amortized over the relevant performance periods rather than being recognized when received.

Research and Development

Research and development costs for the first quarter of 2008 decreased to $26.8 million compared with $48.9 million for the same period of 2007.  Total external research and development costs for the three months ended March 31, 2008 were $7.4 million compared with $28.5 million for the same period in 2007. This lower first quarter spending was due primarily to decreased external costs associated with telavancin, TD-5108, and TD-1792.  Total research and development stock-based compensation expense for the first quarter of 2008 was $2.7 million compared with $3.4 million in same period of 2007.

General and Administrative

General and administrative costs for the first quarter of 2008 were $9.2 million compared with $8.8 million for the same period of 2007.  Total general and administrative stock-based compensation expense for the first quarter of 2008 was $2.2 million compared with $2.4 million for the same period in 2007.

Cash, Cash Equivalents and Marketable Securities

Cash, cash equivalents and marketable securities totaled $258.6 million as of March 31, 2008, an increase of $129.4 million during the quarter.  This increase was primarily due to the net proceeds of approximately $166.7 million received from the closing of a convertible subordinated notes offering in January 2008, partially offset by cash used in operations.

Recent Workforce Changes

The company plans to reduce its workforce in response to the completion of its Phase 3 development activities with telavancin and to reduce its overall cash burn rate. The company’s current positions will be reduced by approximately 40% through layoffs from all departments throughout the organization.

“After extensive review of our business plan, program partnering plans, and anticipated shift toward earlier-stage development activity over the next couple of years, we made some difficult decisions to reposition our workforce,” said Rick E Winningham, Chief Executive Officer.  “With the Phase 3 development work for telavancin completed, we are now focusing on regulatory activities and approval for this potential medicine in partnership with Astellas.  Importantly, we plan to maintain a significant allocation of resources toward our key research and development programs.  We believe that reducing our overall spending, focusing on our key clinical and pre-clinical programs, and maintaining a core research and exploratory development capability will create greater value for shareholders.  It is extremely difficult to implement this restructuring, knowing that many highly talented and dedicated individuals will be leaving Theravance.  I want to express our gratitude and thank all of our employees for their many contributions.”

As a result of the reduction in positions, the company’s on-going annualized operating expenses are expected to be reduced by approximately $17 million. The company expects to record charges of up to $5.8 million related to the restructuring in the second quarter which will partially offset the savings in 2008.

Conference Call and Webcast Information

As previously announced, the company has scheduled a conference call to discuss this announcement beginning at 5:00 p.m. Eastern Daylight Time today. To participate in the live call by telephone, please dial 877-397-0250 from the U.S., or 719-325-4920 for international callers. Those interested in listening to the conference call live via the internet may do so by visiting the company’s web site at www.theravance.com. To listen to the live call, please go to the web site 15 minutes prior to its start to register, download, and install any necessary audio software.

A replay of the conference call will be available on the company’s web site for 30 days through May 21, 2008. An audio replay will also be available through 11:59 p.m. Eastern Daylight Time on May 5, 2008 by dialing 888-203-1112 from the U.S., or 719-457-0820 for international callers, and entering confirmation code 9643081.

About Theravance

Theravance is a biopharmaceutical company with a pipeline of internally discovered product candidates. Theravance is focused on the discovery, development and commercialization of small molecule medicines across a number of therapeutic areas including respiratory disease, bacterial infections and gastrointestinal motility dysfunction. The company’s key programs include:  telavancin for the treatment of serious Gram-positive bacterial infections with Astellas Pharma Inc., the Horizon program with GlaxoSmithKline plc, and the Gastrointestinal Motility Dysfunction program. By leveraging its proprietary insight of multivalency toward drug discovery focused primarily on validated targets, Theravance is pursuing a next generation strategy designed to discover superior medicines in areas of significant unmet medical need. For more information, please visit the company’s web site at www.theravance.com.

THERAVANCE®, the Theravance logo, and MEDICINES THAT MAKE A DIFFERENCE® are registered trademarks of Theravance, Inc.

This press release contains and the conference call will contain certain “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events. Theravance intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements relating to the goals and expected timing of clinical studies and data from studies, statements regarding the potential benefits of drug candidates, statements concerning the timing of seeking regulatory approval of our product candidates (including with respect to telavancin statements regarding any expectation (i) regarding the results of the additional site evaluations underway by the FDA, (ii) that the third-party manufacturer will successfully address the cGMP issues the FDA noted in the approvable letter, or (iii) that the FDA will approve the telavancin NDA on the basis of existing preclinical and clinical data or at all), and the enabling capabilities of Theravance’s approach to drug discovery and its proprietary insights, statements concerning expectations for product candidates through development and commercialization and projections of operating cost savings and restructuring charges. These statements are based on the current estimates and assumptions of the management of Theravance as of the date of this press release and the conference call and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance to be materially different from those reflected in its forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, the potential that results of clinical or preclinical studies indicate product candidates are unsafe or ineffective, our dependence on third parties in the conduct of our clinical studies, delays or failure to achieve regulatory approvals, risks of relying on third-party manufacturers for the supply of our product candidates and risks of collaborating with third parties to develop and commercialize products. These and other risks are described in greater detail under the heading “Risk Factors” contained in Theravance’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 26, 2008 and the risks discussed in our other periodic filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance assumes no obligation to update its forward-looking statements.

Contact Information:

Allison Parker

Director, Investor Relations

650-808-4100

investor.relations@theravance.com

THERAVANCE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
	(unaudited)

Revenue (1)	$5,645	$5,398

Operating expenses:
Research and development (2)	26,779	48,858
General and administrative (2)	9,166	8,798
Total operating expenses	35,945	57,656

Loss from operations	(30,300)	(52,258)

Interest and other income, net	1,672	2,838
Interest expense	(1,136)	(30)
Net loss	$(29,764)	$(49,450)
Net loss per share	$(0.49)	$(0.82)

Shares used in computing net loss per share	61,003	60,061

(1)  Revenue includes amounts from GSK, a related party, of $2.8 million for each of the three months ended March 31, 2008 and 2007, respectively.

(2)  Amounts include stock-based compensation expense for the three months ended March 31 as follows (in thousands):

	Three Months Ended March 31
	2008	2007
	(unaudited)

Research and development	$2,722	$3,368
General and administrative	2,192	2,420
Total stock-based compensation expense	$4,914	$5,788

THERAVANCE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31,	December 31,
	2008	2007
	(unaudited)	(2)

Assets
Cash, cash equivalents and marketable securities	$257,667	$126,816
Other current assets	10,713	7,271
Marketable securities – non-current	965	2,456
Property and equipment, net	19,480	20,091
Other assets	10,690	5,349
Total assets	$299,515	$161,983

Liabilities and stockholders’ equity (net capital deficiency)
Current liabilities, net of current portion of deferred revenue	$27,131	$33,014
Deferred revenue (1)	184,010	188,655
Convertible subordinated notes	172,500	—
Other long-term liabilities	6,468	6,578
Stockholders’ equity (net capital deficiency)	(90,594)	(66,264)
Total liabilities and stockholders’ equity (net capital deficiency)	$299,515	$161,983

(1)  Deferred revenue includes the current portion of $22.6 million and $22.5 million as of March 31, 2008 and December 31, 2007, respectively. Deferred revenue is the result of milestone payments that were earned under the company’s collaboration with Astellas and GSK.

(2)  The condensed consolidated balance sheet amounts at December 31, 2007 are derived from audited financial statements.